KPMG LLP Two Financial Center 60 South Street Boston, MA 02111 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (Nos. 333-228617, 333-234534, 333-250039, 333-260915, 333-268244, 333-275403, 333-275429, and 333-279207) on Form S-8 and the registration statement (No. 333-274858) on Form S-3ASR of our report dated August 13, 2024, with respect to the consolidated financial statements of Mercury Systems, Inc. and subsidiaries and the effectiveness of internal control over financial reporting. /s/ KPMG LLP Boston, Massachusetts August 13, 2024